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                                                FILED PURSUANT TO RULE 424(B)(3)
                                                REGISTRATION NO. 333-93155


PROSPECTUS SUPPLEMENT

                                6,050,000 SHARES

                                 (ESHARE LOGO)

                                  COMMON STOCK

     This prospectus supplement provides additional information in connection with the prospectus dated December 21, 1999 relating to up to 6,050,000 shares of common stock of eShare Technologies, Inc., or eShare, which may be offered from time to time by the selling shareholders named herein. This prospectus supplement updates the list of selling shareholders in the prospectus.

     The shares covered by the prospectus were issued to the selling shareholders in connection with the acquisition by us of eShare.com, Inc., or eShare.com, on September 1, 1999. In this acquisition, we agreed to register these shares of common stock.

     SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED BY THE PROSPECTUS AS SUPPLEMENTED.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 18, 2000.
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                              SELLING SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of common stock as of December 1, 1999, and as adjusted to reflect the sale of shares offered hereby, by each selling shareholder.

     Unless otherwise indicated, each person named in the table has sole voting power and investment power or shares such power with his or her spouse with respect to all shares listed as owned by such person. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The number of shares of common stock outstanding and the number of shares beneficially owned by a person used in calculating the percentage for each listed person includes any shares the person has the right to acquire within 60 days of December 1, 1999.

                                                                        PERCENT       SHARES ELIGIBLE
                                                        NUMBER OF     BENEFICIALLY    FOR SALE IN THIS
SELLING SHAREHOLDERS(1)                                  SHARES         OWNED(1)        OFFERING(2)
-----------------------                                 ---------     ------------    ----------------
Alex Bard.............................................     11,998(3)         *               3,336
Bradley Birnbaum......................................    221,862(4)       1.1%            188,634
Roger Campos..........................................        417            *                 417
Carolina Financials...................................     41,008(5)         *              41,008
Chase Venture Capital Associates, L.P.+...............  1,874,238(6)       9.4%          1,874,238
Chris Cooper..........................................    231,283          1.2%            231,283
Brad Feld.............................................     11,565(7)         *               6,361
The Flatiron Fund LLC+................................    198,112            *             198,112
Flatiron Fund 1998/99 LLC+............................     62,571            *              62,571
Flatiron Associates LLC+..............................      6,152            *               6,152
Doris Granatowski.....................................    150,700(8)         *              82,108
Vladimir Kravchenko...................................      4,626            *               4,626
George Landgrebe......................................     34,694(9)         *              11,565
net.Genesis+..........................................     69,385            *              69,385
Nancy Pagano..........................................     20,816            *              20,816
PaineWebber International (U.K.) Ltd..................     20,817            *              20,817
Penny Lane Partners+..................................    320,458          1.6%            320,458
Pequot Offshore Private Equity Fund, Inc.+............     46,093            *              46,093
Pequot Private Equity Fund, L.P.+.....................    363,984          1.9%            363,984
Christine Rochfort....................................        278            *                 278
Gilbert Rosenberg.....................................      9,252            *               9,252
Silicon Valley Bank...................................     23,229(10)        *              23,229
Softbank Ventures, Inc.+..............................    320,195          1.6%            320,195
SOFTVEN No. 2 Investment Enterprise Partnership+......    438,667          2.2%            438,667
George Tasso..........................................        787            *                 787
James P. Tito.........................................    787,991(11)      4.0%            652,218
Walden Capital Partners+..............................    307,558          1.6%            307,558
Alan Warms............................................      2,312            *               2,312
                                                        ---------         ----           ---------
          Total.......................................  5,581,048         27.7%          5,306,460
                                                        =========         ====           =========

---------------

   * Less than 1% of the outstanding common stock.
   + Includes sales of such shares by the partners or other participating investors of the selling shareholder following a distribution by the selling shareholder of the shares to such persons.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes shares as to which the named person has or shares voting or investment power. The number of shares of common stock outstanding and the number of shares beneficially owned by a person used in calculating the percentage for each listed person includes any shares the person has the right to acquire within 60 days of December 1, 1999, and is based on 19,638,976 shares actually outstanding at December 1, 1999.
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 (2) As of December 1, 1999. Under the terms of the agreement by which we acquired eShare.com, if any options held by employees of eShare.com at the time of the acquisition are not exercised before they expire, the shares purchasable under those options will be allocated among the selling shareholders pro rata based upon their ownership of eShare.com at the time of the acquisition and may be sold in this offering.
 (3) Includes 8,662 shares subject to options exercisable within 60 days of December 1, 1999.
 (4) Includes 33,228 shares subject to options exercisable within 60 days of December 1, 1999.
 (5) Includes 41,008 shares subject to warrants exercisable within 60 days of December 1, 1999.
 (6) Includes 208,386 shares subject to warrants exercisable within 60 days of December 1, 1999.
 (7) Includes 5,204 shares subject to options exercisable within 60 days of December 1, 1999.
 (8) Includes 63,603 shares subject to options exercisable within 60 days of December 1, 1999.
 (9) Includes 23,129 shares subject to options exercisable within 60 days of December 1, 1999.
(10) Includes 23,229 shares subject to warrants exercisable within 60 days of December 1, 1999.
(11) Includes 135,773 shares subject to options exercisable within 60 days of December 1, 1999.

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